LOAN AGREEMENT

by and among

FIRST LOOK ENTERTAINMENT,
as Borrower

and

FIRST LOOK STUDIOS, INC.,
as Lender

Dated as of March 20, 2006

TABLE OF CONTENTS

Page

SECTION 1. AMOUNTS AND TERMS OF LOAN	1

1.1. 1.2. 1.3. 1.4. 1.5. 1.6. 1.7. 1.8. 1.9. 1.10.	Loan Interest Fees Payments Prepayments Maturity Receipt of Payments Loan Accounts Capital Adequacy and Other Adjustments No Offset, etc.	1 2 3 3 4 4 4 4 5 5

SECTION 2. CONDITIONS TO LOAN	8

2.1.	Conditions to Loan	8

SECTION 3. REPRESENTATIONS AND WARRANTIES	9

3.1. 3.2. 3.3. 3.4. 3.5.	Organization, Powers, Capitalization and Good Standing No Conflict Use of Proceeds; Margin Regulations Compliance with Laws Litigation; Adverse Facts	9 9 9 10 10

SECTION 4. AFFIRMATIVE COVENANTS	10

4.1. 4.2. 4.3. 4.4. 4.5.	Compliance With Laws and Contractual Obligations Organizational Existence Books and Records Payment of Taxes Further Assurances	10 11 11 11 11

SECTION 5. [RESERVED]	11

SECTION 6. FINANCIAL MATTERS	11

6.1.	Financial Statements	11

SECTION 7. DEFAULT, RIGHTS AND REMEDIES	11

7.1. 7.2. 7.3. 7.4.	Event of Default Acceleration and other Remedies Performance by Lender Application of Proceeds	11 12 12 13

SECTION 8. ASSIGNMENT AND PARTICIPATION; LENDER	13

8.1. 8.2. 8.3. 8.4.	Assignment Lender Set Off and Sharing of Payments Disbursements of Funds	13 16 16 16

SECTION 9. SECURITY INTERESTS UPON MERGER

9.1	Security Interests Upon Merger

SECTION 10. MISCELLANEOUS	17

10.1. 10.2. 10.3. 10.4. 10.5. 10.6. 10.7. 10.8. 10.9. 10.10. 10.11. 10.12. 10.13. 10.14. 10.15. 10.16. 10.17. 10.18.	Indemnities
Amendments and Waivers
Notices
Failure of Indulgence Not Waiver; Remedies Cumulative
Marshaling; Payments Set Aside
Severability
Lenders' Obligations Several; Independent Nature of Lender's Rights
Headings
Applicable Law
Successors and Assigns
No Fiduciary Relationship; Limited Liability
Construction
Confidentiality
CONSENT TO JURISDICTION
WAIVER OF JURY TRIAL
Survival of Warranties and Certain Agreements
Entire Agreement
Counterparts; Effectiveness	17 17 17 18 19 19 19 19 19 19 20 20 20 20 21 21 21 21 22

INDEX OF APPENDICES

Annexes

Annex A Annex B	- -	Definitions Pro Rata Shares and Commitment Amounts

BRIDGE LOAN CREDIT AGREEMENT

          This LOAN AGREEMENT is dated as of March 20, 2006 and entered into by and among FIRST LOOK ENTERTAINMENT, a California corporation (“Borrower”), and FIRST LOOK STUDIOS, INC., a Delaware corporation, as lender (“Lender”).

R E C I T A L S:

           WHEREAS, prior to or simultaneously with the execution of this Agreement and the making of the Loan hereunder, Borrower, through a wholly owned subsidiary, is acquiring substantially all of the assets of Ventura Distribution, Inc. and certain affiliates thereof (collectively, “Ventura”) in accordance with the terms and provisions of the Acquisition Agreement;

           WHEREAS, Borrower desires that Lender extend various term Loan to Borrower to fund a portion of the Acquisition Transaction and fees and expenses related thereto;

           WHEREAS, it is contemplated that the Loan hereunder be repaid with (i) a portion of the net proceeds realized by Borrower upon the collection of Ventura Accounts Receivable and sales of Ventura Inventory acquired as part of the Acquisition Transaction and (ii) by third party financing as soon as it is available; and

           WHEREAS, all capitalized terms herein shall have the meanings ascribed thereto in Annex A hereto which is incorporated herein by reference.

           NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Borrower, Lenders and Lender agree as follows:

SECTION 1.
AMOUNTS AND TERMS OF LOAN

           1.1.   Loan. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of Borrower contained herein:

                (a)   Loan.

                      (i)   Subject to the terms and conditions hereof, Lender agrees to lend to Borrower in a single drawing, on the Closing Date, the aggregate amount of $16,449,500 (the “Loan”). Amounts borrowed under this Section 1.1(a) and repaid may not be re-borrowed. At the request of Lender, the Loan shall be evidenced by a promissory note (as amended, modified, extended, substituted or replaced from time, a “Note”), and, Borrower shall execute and deliver such Note to the Lender. The Note shall represent the obligation of Borrower to pay the amount of the Loan, together with interest thereon as provided herein.

                     (ii)    Borrower may prepay the Loan in whole or in part at any time without penalty or premium in accordance with Section 1.5(a).

                     (iii)    The aggregate outstanding principal balance of the Loan shall be due and payable in full in immediately available funds on the Termination Date.

                     (iv)    The Commitments shall terminate at 5:00 p.m. (New York time) on the Closing Date.

                (b)   Funding Authorization. The proceeds of the Loan made pursuant to this Agreement are to be funded by Lender by wire transfer to such account as shall be specified in writing by Borrower from time to time.

           1.2.   Interest.

           (a)   Borrower shall pay interest to Lender, in arrears on the first Business Day of each month, at the rate of eight percent (8%) per annum.

           (b)   If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

           (c)   All computations of Fees calculated on a per annum basis and interest shall be made by Lender on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such Fees and interest are payable. Each determination by Lender of an interest rate and Fees hereunder shall be presumptive evidence of the correctness of such rates and Fees absent manifest error.

          (d)    So long as an Event of Default has occurred and is continuing under Section 7.1 and without notice of any kind, or so long as any other Event of Default has occurred and is continuing and at the election of Lender confirmed by written notice from Lender to Borrower, the interest rates applicable to the Loan shall be increased by four percentage points (4%) per annum above the rates of interest or the rate of such Fee otherwise applicable hereunder (the “Default Rate”), and the outstanding principal balance of the Loan shall bear interest at the Default Rate applicable to such Obligations. Interest at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand, but in any event, shall be payable on the next regularly scheduled payment date set forth herein for such Obligation.

          (e)    Notwithstanding anything to the contrary set forth in this Section 1.2, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, however, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest that would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 1.2(a) through (d), unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount that Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 1.2(e), a court of competent jurisdiction shall determine by a final, non-appealable order that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable law, promptly apply such excess to any outstanding Obligations and thereafter shall refund any excess to Borrower or as such court of competent jurisdiction may otherwise order.

          1.3.    Fees.

           (a)   Intentionally Omitted.

           (b)          Expenses and Attorneys’ Fees. Borrower shall bear all of its own legal and professional fees and expenses. Borrower agrees to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Lender in connection with any matters contemplated by or arising out of the Loan Documents, in connection with the examination, review, due diligence investigation, documentation, negotiation, closing and syndication of the transactions contemplated herein and in connection with the continued administration of the Loan Documents including any amendments, modifications, consents and waivers. Borrower agrees to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses (including reasonable fees, charges, costs and expenses of attorneys, auditors, appraisers, consultants and advisors) incurred by Lender in connection with any amendment, waiver or consent with respect to the Loan Documents, Event of Default, work-out or action to enforce any Loan Document or to collect any payments due from Borrower. In addition, in connection with any work-out or action to enforce any Loan Document or to collect any payments due from Borrower, Borrower agrees to promptly pay all reasonable, out-of-pocket fees, charges, costs and expenses, including, without limitation, reasonable attorneys’ fees, incurred by Lenders. All fees, charges, costs and expenses for which Borrower is responsible under this Section 1.3(b) shall be deemed part of the Obligations when incurred, payable or in accordance with the final sentence of Section 1.4.

          1.4.    Payments. All payments by Borrower of the Obligations shall be without deduction, defense, setoff or counterclaim and shall be made in same day funds and delivered to Lender by wire transfer to such account as shall be identified in writing by Lender from time to time (the “Payment Account”) or such other place as Lender may from time to time designate in writing. Borrower shall receive credit on the day of receipt for funds received by Lender by 2:00 p.m. (New York time). In the absence of timely receipt, such funds shall be deemed to have been paid on the next Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the payment may be made on the next succeeding Business Day and such extension of time shall he included in the computation of the amount of interest and Fees due hereunder.

          1.5.    Prepayments.

          (a)    Voluntary Prepayment of Loan. At any time, Borrower may prepay the Loan, in whole or in part, without penalty or premium. Prepayments shall be applied: first, to all accrued but unpaid Lender expenses under Section 1.3(b); second, to all accrued but unpaid Lender expenses under Section 1.3(b); third, to all accrued and unpaid interest on the Loan; and fourth, to the outstanding principal of the Loan.

          (b)    Intentionally Omitted.

          (c)    Mandatory Prepayments. Borrower shall prepay the Loan in the following amounts:

(i)	Fifty percent (50%) of the net proceeds realized from the collections of Ventura Accounts Receivable,

plus

(ii)	Fifty percent (50%) of the net proceeds realized from the sale or other disposition of Ventura Inventory;

(hereinafter, the “Ventura Proceeds Sweep”); provided, however, Borrower, Lender and Lenders agree that the Ventura Proceeds Sweep shall not apply to the first one million dollars ($1,000,000) in the aggregate of cash proceeds realized from the Ventura Accounts Receivable and Ventura Inventory and in existence on the Closing Date (the “Ventura Sweep Threshold”), but such sweep shall nevertheless apply to any and all such proceeds (1) in excess of the Ventura Sweep Threshold and (2) realized by the Borrower at any time on or after the Closing Date until the Loan are repaid in full.

           1.6.   Maturity. All of the Obligations shall become due and payable as otherwise set forth herein, but in any event all of the remaining Obligations shall become due and payable upon the Termination Date.

          1.7.    Receipt of Payments. Borrower shall make each payment under this Agreement not later than 2:00 p.m. (New York time) on the day when due in immediately available funds in Dollars to the Payment Account. For purposes of computing interest and Fees as of any date, all payments shall be deemed received on the first Business Day following the Business Day on which immediately available funds therefor are received in the Payment Account prior to 2:00 p.m. (New York time). Payments received after 2:00 p.m. (New York time) on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day.

          1.8.    Loan Accounts. Lender shall maintain a loan account (the “Loan Account”) on its books to record: the name and federal employer identification number of Lender, all Loan(s), all payments made by Borrower, and all other debits and credits as provided in this Agreement with respect to the Loan or any other Obligations. All entries in the Loan Account shall be made in accordance with Lender’s customary accounting practices as in effect from time to time. The balance in the Loan Account, as recorded on Lender’s most recent printout or other written statement, shall, absent manifest error, be presumptive evidence of the amounts due and owing to Lender and Lenders by Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect (other than to the extent of such error) Borrower’s duty to pay the Obligations. Upon request by Borrower, Lender shall render to Borrower a monthly accounting of transactions with respect to the Loan setting forth the balance of the Loan Account for the immediately preceding month. Unless Borrower notifies Lender in writing of any objection to any such accounting (specifically describing the basis for such objection), within forty-five (45) days after the date thereof, each and every such accounting shall, absent manifest error, be presumptive evidence of all matters reflected therein. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrower. Notwithstanding any provision herein contained to the contrary, Lender may elect (which election may be revoked) to dispense with the issuance of a Note to Lender and may rely on the Loan Account as evidence of the amount of Obligations from time to time owing to it.

          1.9.    Capital Adequacy and Other Adjustments. In the event that Lender shall have determined that the adoption after the date hereof of any law, treaty, governmental (or quasi governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by Lender or any corporation controlling Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or shall have the effect of increasing the amount of capital, reserves or other funds required to be maintained by Lender or any corporation controlling Lender and thereby reducing the rate of return on Lender’s or such corporation’s capital as a consequence of its obligations hereunder, then Borrower shall from time to time within fifteen (15) days after notice and demand from Lender (together with the certificate referred to in the next sentence) pay to Lender, for the account of Lender, additional amounts sufficient to compensate Lender for such reduction; provided that if Lender has unreasonably delayed or withheld such notice and demand, Lender shall not be entitled to receive additional payments pursuant to this Section 1.9 for periods occurring prior to the 180th day before the receipt of such notice and demand. A certificate setting forth in reasonable detail the amount of such cost and showing the basis of the computation of such cost submitted by Lender to Borrower shall be presumptive evidence of the matters set forth therein.

          1.10.    No Offset, etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory Loan, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, the Borrower will pay to the Lender, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount in Dollars as shall be necessary to enable the Lender to receive the same net amount which the Lender would have received on such due date had no such obligation been imposed upon the Borrower (except for any amount deducted or withheld with respect to tax on the income of Lender). The Borrower will deliver promptly to the Lender certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document. Lender shall reimburse Borrower upon its receipt of a refund from any Charging Authority in respect of a deduction or withholding by the Borrower paid to such Charging Authority and for which the Borrower made Lender whole.

          1.11.    Taxes.

                (a)   No Deductions; Other Taxes. Any and all payments or reimbursements made hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all Charges, present or future, taxes, levies, imposts, deductions or withholdings, and all liabilities with respect thereto (including any interest, additions to tax or penalties applicable thereto) of any nature whatsoever imposed by any Governmental Authority (“Taxes”, excluding (a) such Taxes to the extent imposed on or measured by Lender’s net income (and franchise taxes, branch profits taxes, taxes on doing business or other taxes imposed in lieu thereof) as a result of a connection between such Lender or Lender and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than any such connection that would not have arisen but for Lender having executed, delivered, performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document) and (b) any United States federal withholding tax that is imposed on amounts payable to a Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure (other than as a result of a change in law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority) to comply with Section 1.11(c), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from Borrower with respect to such withholding tax pursuant to this Section 1.11(a) (collectively, “Excluded Taxes,” and all such non-Excluded Taxes being referred to herein as “Non-Excluded Taxes”). If Borrower shall be required by law to deduct any Non-Excluded Taxes or Other Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender or Lender, then the sum payable hereunder shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable pursuant to this Section 1.11), Lender receives an amount equal to the sum it would have received had no such deductions been made. If any amounts are payable in respect of Non-Excluded Taxes or Other Taxes pursuant to the preceding sentence, Borrower agrees to reimburse Lender, upon the written request of Lender and reasonable documentation of such amounts, for any net additional taxes imposed on or measured by the net income of Lender and for any withholding of taxes as Lender shall determine are payable in respect of such amounts so paid to or on behalf of Lender pursuant to the preceding sentence and in respect of any amounts paid to or on behalf of Lender pursuant to this sentence. All required deductions shall be withheld and timely paid over to the relevant Governmental Authority in accordance with applicable law. In addition, Borrower agrees to timely pay to the relevant Governmental Authority in accordance with applicable law any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any other Loan Document or from the execution, delivery, enforcement or registration of, or otherwise with respect to, this Agreement or any other Loan Document (“Other Taxes”).

                (b)   Changes in Tax Laws. In the event that, after the date hereof (or in the case of an assignee or participant, the date of the relevant assignment or sale of a participation), (1) any changes in any existing law, regulation, treaty or directive or in the administration, interpretation or application thereof, (2) any new law, regulation, treaty or directive enacted or any administration, interpretation or application thereof, or (3) compliance with any request, guideline or directive (whether or not having the force of law) from any Governmental Authority:

                     (i)    does or shall subject Lender to any tax of any kind whatsoever with respect to this Agreement, or any other Loan Documents or any Loan made hereunder, or change the basis of taxation of payments to Lender in respect thereof (except for the imposition of, or any change in the rate of, any Excluded Tax); or

                     (ii)    does or shall impose on Lender any other condition, cost or expense in connection with the transactions contemplated hereby or participations herein; and the result of any of the foregoing is to increase the cost to Lender of making or continuing any Loan hereunder, as the case may be, or to reduce any amount receivable hereunder or under any other Loan Document, then, in any such case, Borrower shall promptly pay to Lender, upon its demand with reasonable documentation thereof, any additional amounts necessary to compensate Lender, on an after-tax basis, for such additional cost or reduced amount receivable, as reasonably determined by Lender; provided that Lender shall not be entitled to any such amounts to the extent that the event giving rise to such additional cost or reduced amount receivable occurred more than 180 days prior to the date such notice and demand is given to Borrower; provided, however, that if the event giving rise to such additional cost or reduced amount receivable has a retroactive effect, then such 180-day period shall be extended to include the period of such retroactive effect. If Lender becomes aware that it is entitled to claim any additional amounts pursuant to this Section 1_11(b), it shall promptly notify Borrower of the event by reason of which Lender has become so entitled. A certificate as to any additional amounts payable pursuant to the foregoing sentence submitted by Lender to Borrower (with a copy to Lender if applicable) shall be presumptive evidence of the amount due, Borrower shall pay Lender the amount shown due on any such certificate within ten (10) days after the receipt thereof.

                (c)   Foreign Lenders. Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of Borrower or Lender from time to time thereafter, each such Person or Lender that is not in each case a “United States person” (as such term is defined in IRC Section 7701(a)(30)) for U.S. federal income tax purposes (a “Foreign Lender”) shall provide to Borrower and Lender, if it is legally entitled to, a properly completed and executed IRS Form W-8BEN or Form W-8ECI or other applicable form, certificate or document prescribed by the IRS, certifying as to such Foreign Lender’s entitlement to an exemption from, or reduction in, United States withholding tax with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a “Certificate of Exemption”).

                (d)   Indemnification. Borrower will indemnify Lender for the full amount of Non-Excluded Taxes and Other Taxes (including any Non-Excluded Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 1.11) paid by Lender, and any liability (including penalties, interest and expenses, including reasonable attorney’s fees and expenses) arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes or Other Taxes were correctly or legally asserted by the relevant Governmental Authority. A certificate as to the amount of such payments or liabilities submitted by Lender to Borrower (with a copy to Lender if applicable) shall be presumptive evidence of the amount due. Borrower shall pay Lender the amount shown as due on any such certificate within ten (10) days after the receipt thereof.

                (e)   Evidencing of Payments. As soon as practicable after any payment of Non-Excluded Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Lender the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Lender.

SECTION 2.
CONDITIONS TO LOAN

          The obligations of Lender to make the Loan are subject to satisfaction of all of the applicable conditions set forth below.

          2.1.    Conditions to Loan. Lender shall be obligated to make any loan on the Closing Date, or to take, fulfill, or perform any other action hereunder, until the following conditions have been satisfied or provided for in a manner reasonably satisfactory to Lender, or waived in writing by Lender.

                (a)   Bridge Loan Credit Agreement; Loan Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to Borrower, Lender; and Lender shall have received such documents, instruments, and agreements as Lender shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, each in form and substance reasonably satisfactory to Lender.

                (b)   Approvals. Lender shall have received (i) satisfactory evidence that Borrower has obtained all required consents and approvals of all Persons including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents and the consummation of the Related Transactions or (ii) an officer’s certificate in form and substance reasonably satisfactory to Lender affirming that no such consents or approvals are required.

                (c)   Payment of Fees. Borrower shall have paid the Fees required to be paid on the Closing Date in the respective amounts specified in Section 1.3, and shall have reimbursed Lender for all fees, costs and expenses of closing presented as of the Closing Date.

                (d)   Intentionally Omitted.

                (e)   There shall have been no Material Adverse Effect to the business, operations, assets, properties, liabilities, profits, prospects or financial position of the Borrower or any Guarantor, as determined by the Lender in its reasonable discretion.

                (f)   Intentionally Omitted.

                (g)   Intentionally Omitted.

SECTION 3.
REPRESENTATIONS AND WARRANTIES

          To induce Lender to enter into the Loan Documents, to make Loan, Borrower represents, warrants and covenants to Lender that the following statements are and, after giving effect to the Related Transactions, will (with respect to Sections 3.1 through 3.5) remain true, correct and complete in all material respects until the Termination Date with respect to Borrower and its Subsidiaries:

           3.1.   Organization, Powers, Capitalization and Good Standing.

                  Organization and Powers. Borrower and each of its Subsidiaries is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and qualified to do business in all states where such qualification is required except where failure to be so qualified or be in good standing would not reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries has all requisite organizational power and authority to own and operate its properties, to carry on its business as now conducted and proposed to be conducted except where the failure to have such power or authority could not reasonably be expected to have a Material Adverse Effect, to enter into each Loan Document and Related Transactions Document to which it is a party and to incur the Obligations and carry out the Related Transactions.

                (b)   Binding Obligation. This Agreement is, and the other Loan Documents and Related Transactions Documents when executed and delivered will be, the legally valid and binding obligations of Borrower, each enforceable against Borrower, in accordance with their respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and the effects of general principles of equity.

           3.2.   No Conflict. The consummation of the Related Transactions does not and will not violate or conflict with any laws, rules, regulations or orders of any Governmental Authority or violate, conflict with, result in a breach of, or constitute a default (with due notice or lapse of time or both) under any Contractual Obligation or organizational documents of Borrower or any of its Subsidiaries except if such violations, conflicts, breaches or default have not had and would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

           3.3.   Use of Proceeds: Margin Regulations.

                (a)   Borrower has executed and delivered or filed, as applicable, all documents that are necessary, if any, in order for the Lender to comply with the provisions of Regulations U and X of the Board of Governors of the federal Reserve System, 12 C.F.R. Parts 221 and 224.

                (b)   Borrower shall utilize the proceeds of the Loan solely for the Acquisition (and to pay any related transaction expenses).

                (c)   Neither Borrower nor any of its Subsidiaries is subject to regulation as (i) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (ii) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.

          3.4.    Compliance with Laws. Borrower represents and warrants that it (i) is in compliance and each of its Subsidiaries is in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56) and the obligations, covenants and conditions contained in all Contractual Obligations other than those laws, rules, regulations, orders and provisions of such Contractual Obligations the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (ii) maintains and each of its Subsidiaries maintains all licenses, qualifications and permits referred to above other than any failure to maintain which would not reasonably be expected to have a Material Adverse Effect.

          3.5.    Litigation: Adverse Facts. There are no judgments outstanding against Borrower or any of its Subsidiaries or affecting any property of Borrower or any of its Subsidiaries as of the Closing Date, nor is there any Litigation pending, or to the best knowledge of Borrower threatened, against Borrower or any of its Subsidiaries, in each case which would reasonably be expected to result in any Material Adverse Effect.

SECTION 4.
AFFIRMATIVE COVENANTS

           Borrower agrees that from and after the date hereof and until the Termination Date:

          4.1.    Compliance With Laws and Contractual Obligations. Borrower will (a) comply with and shall cause each of its Subsidiaries to comply with (i) the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including, without limitation, material laws, rules, regulations and orders relating to taxes, employer and employee contributions, securities, employee retirement and welfare benefits, environmental protection matters and employee health and safety) as now in effect and which may be imposed in the future in all jurisdictions in which Borrower or any of its Subsidiaries is now doing business or may hereafter be doing business and (ii) the obligations, covenants and conditions contained in all Contractual Obligations of such Borrower or any of its Subsidiaries other than, in the case of clauses (i) and (ii) above, the noncompliance with which would not be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, and (b) maintain or obtain and shall cause each of its Subsidiaries to maintain or obtain all licenses, qualifications and permits now held or hereafter required to be held by Borrower or any of its Subsidiaries, for which the loss, suspension, revocation or failure to obtain or renew, would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. This Section 4.1 shall not preclude Borrower or its Subsidiaries from contesting any taxes or other payments, if they are being diligently contested in good faith in a manner which stays enforcement thereof and if appropriate expense provisions have been recorded in conformity with GAAP.

          4.2.    Organizational Existence. Borrower will and will cause its material Subsidiaries to at all times preserve and keep in full force and effect its organizational existence and all rights and franchises material to its business.

          4.3.    Books and Records. Borrower shall keep adequate books and records with respect to its business activities in which proper entries, reflecting all financial transactions, are made in accordance with GAAP.

          4.4.    Payment of Taxes. Borrower shall timely pay and discharge (or cause to be paid and discharged) all material taxes, assessments and governmental and other charges or levies imposed upon it or upon its income or profits, or upon property belonging to it; provided that Borrower shall not be required to pay any such tax, assessment, charge or levy that is being contested in good faith by appropriate proceedings and for which the affected Borrower shall have set aside on its books adequate reserves with respect thereto in conformance with GAAP.

          4.5.    Further Assurances. Borrower will cooperate with the Lender and execute such further instruments and documents as the Lender shall reasonably request to carry out to their reasonable satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

SECTION 5.
[RESERVED]

SECTION 6.
FINANCIAL MATTERS

          6.1.    Financial Statements. Borrower agrees that from and after the Closing Date and until the Termination Date, it shall deliver to Lender, if requested, the Financial Statements, notices and other information at the times, to the Persons and in a manner reasonably satisfactory to Lender.

SECTION 7.
DEFAULT, RIGHTS AND REMEDIES

          7.1.    Event of Default. “Event of Default” shall mean the occurrence or existence of any one or more of the following:

                (a)   Payment. (1) Failure to pay any installment or other payment of principal of any Loan when due, or (2) failure to pay, any interest or Fees on any Loan or any other amount due under this Agreement (including, without limitation, the Arrangement Fee) or any of the other Loan Documents; or

                (b)   Involuntary Bankruptcy; Appointment of Receiver. Etc. (1) A court enters a decree or order for relief with respect to Borrower in an involuntary case under the Bankruptcy Code, which decree or order is not stayed or other similar relief is not granted under any applicable federal or state law; or (2) the continuance of any of the following events for forty-five (45) days unless dismissed, vacated, bonded or discharged: (a) an involuntary case is commenced against Borrower, under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect; or (b) a decree or order of a court for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Borrower, or over all or a substantial part of its property, is entered; or (c) a receiver, trustee or other custodian is appointed without the consent of Borrower, for all or a substantial part of the property of Borrower; or

                (c)   Voluntary Bankruptcy: Appointment of Receiver, Etc. (1) Borrower commences a voluntary case under the Bankruptcy Code, or consents to the entry of an order for relief in an involuntary case or to the conversion of an involuntary case to a voluntary case under any such law or consents to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or (2) Borrower makes any assignment for the benefit of creditors; or (3) the Board of Directors of Borrower adopts any resolution or otherwise authorizes action to approve any of the actions referred to in this Section 7.1(c); or

                (d)   Dissolution. Any order, judgment or decree is entered against Borrower decreeing the dissolution or split up of Borrower and such order remains undischarged or unstayed for a period in excess of fifteen (15) days; or

                (e)   Invalidity of Loan Documents. Any of the Loan Documents for any reason, other than a partial or full release in accordance with the terms thereof, ceases to be in full force and effect or is declared to be null and void, or Borrower denies that it has any further liability under any Loan Documents to which it is party, or gives notice to such effect; or

                (f)   Failure of Acquisition Transaction to Consummate. The Acquisition Transaction fails to be consummated on or prior to March 20, 2006.

          7.2.    Acceleration and other Remedies. Upon the occurrence of any Event of Default described in Sections 7.1(a), 7.1(b) or 7.1(c), all of the Obligations, shall automatically become immediately due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other requirements of any kind, all of which are hereby expressly waived by Borrower. Upon the occurrence and during the continuance of any other Event of Default, Lender may by written notice to Borrower (a) declare all or any portion of the Loan and all or any portion of the other Obligations to be, and the same shall forthwith become, immediately due and payable together with accrued interest thereon, and (b) exercise any other remedies which may be available under the Loan Documents or applicable law.

          7.3.    Performance by Lender. If Borrower fails to perform any covenant, duty or agreement contained in any of the Loan Documents which failure constitutes an Event of Default, Lender may perform or attempt to perform such covenant, duty or agreement on behalf of Borrower after the expiration of any cure or grace periods set forth herein. In such event, Borrower shall, at the request of Lender, promptly pay any amount reasonably expended by Lender in such performance or attempted performance to Lender, together with interest thereon at the highest rate of interest in effect upon the occurrence of an Event of Default as specified in Section 1.2(d) from the date of such expenditure until paid. Notwithstanding the foregoing, it is expressly agreed that Lender shall not have any liability or responsibility for the performance of any obligation of Borrower under this Agreement or any other Loan Document.

          7.4.    Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement, upon the occurrence and during the continuance of an Event of Default, Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by Lender from or on behalf of Borrower, and Lender shall have the continuing and exclusive right to apply and to reapply any and all payments received at any time or times after the occurrence and during the continuance of an Event of Default.

SECTION 8.
ASSIGNMENT AND PARTICIPATION

          8.1.    Assignment.

                (a)   Conditions to Assignment by Lender. Except as provided herein, Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Continuing Percentage and Commitment, and the same portion of the Loan at the time owing to it, the Notes held by it; provided that (i) the Lender and, if no Event of Default have occurred and be continuing, the Borrower shall have given its prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed), (ii) each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations hereunder, (iii) each assignment shall be in an amount that is at least equal to $1,000,000, and (iv) the parties to such assignment shall execute and deliver to the Lender, for recording in the Register (as hereinafter defined), an Assignment and Acceptance, substantially in the form of Exhibit 8.1 (a) hereto (an “Assignment and Acceptance”), together with any Notes subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five (5) Business Days after the execution thereof, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder, and (B) the assigning Lender shall, to the extent provided in such assignment and upon payment to the Lender of the registration fee referred to in Section 8.1(c), be released from its obligations under this Agreement. Notwithstanding the foregoing, no consent shall be required hereunder for any assignment resulting from the acquisition of Lender by another financial institution.

                (b)   Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Acceptance, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:

                     (i)    other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage;

                     (ii)    the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

                     (iii)    such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent Financial Statements and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance;

                     (iv)    such assignee will, independently and without reliance upon the assigning Lender, the Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement;

                      (v)   such assignee represents and warrants that it is an Eligible Assignee;

                      (vi)   such assignee appoints and authorizes the Lender to take such action as Lender on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Lender by the terms hereof or thereof, together with such powers as are reasonably incidental thereto;

                     (vii)    such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender; and

                     (viii)    such assignee represents and warrants that it is legally authorized to enter into such Assignment and Acceptance.

                (c)   Register. The Lender shall maintain a copy of each Assignment and Acceptance delivered to them and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lender’s and as applicable, the Commitment or the Commitment Percentage of, and principal amount of the Loan, owing to the Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Lender may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and the Lender at any reasonable time and from time to time upon reasonable prior notice.

                (d)   New Notes. Upon their receipt of an Assignment and Acceptance executed by the parties to such assignment, together with each Note subject to such assignment, the Lender shall (a) record the information contained therein in the Register, and (b) give prompt notice thereof to the Borrower and the Lender (other than the assigning Lender). Within five (5) Business Days after receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Lender, in exchange for each surrendered Note, a new Note or Notes to the order of such Eligible Assignee in an amount equal to the amount assumed by such Eligible Assignee pursuant to such Assignment and Acceptance and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note or Notes to the order of the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be substantially in the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Borrower.

                (e)    Participations. Lender may sell participations to one or more banks or other entities in all or a portion of such Lender’s rights and obligations under this Agreement and the other Loan Documents; provided that (a) each such participation shall be in an amount of not less than $1,000,000.00, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower and (c) the only rights granted to the participant pursuant to such participation arrangements with respect to waivers, amendments or modifications of the Loan Documents shall be the rights to approve waivers, amendments or modifications that would reduce the principal of or the interest rate on any Loan, extend the term or increase the amount of the Commitment of such Lender as it relates to such participant or extend any regularly scheduled payment date for principal or interest or any scheduled payment.

                (f)   Disclosure. The Borrower agrees that, in addition to disclosures made in accordance with standard and customary banking practices, Lender may disclose information obtained by Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder; provided that such assignees or participants or potential assignees or participants shall agree (a) to treat in confidence such information unless it otherwise becomes public knowledge, (b) not to disclose such information to a third party, except as required by law or legal process, and (c) not to make use of such information for purposes of transactions unrelated to such contemplated assignment or participation.

                (g)   Assignee or Participant Affiliated with the Borrower. If any assignee Lender is an Affiliate of the Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents, and the determination of the Requisite Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loan. If Lender sells a participating interest in any of the Loan to a participant, and such participant is the Borrower or an Affiliate of the Borrower (other than Prentice), then such transferor Lender shall promptly notify the Lender of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Requisite Lenders shall for all purposes of this Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loan.

                (h)   Miscellaneous Assignment Provisions. Any assigning Lender shall retain its rights to be indemnified pursuant to Section 10.1 with respect to any claims or actions arising prior to the date of such assignment. If any assignee Lender is not incorporated under the laws of the United States of America or any state thereof, it shall, prior to the date on which any interest or fees are payable hereunder or under any of the other Loan Documents for its account, deliver to the Borrower and the Lender certification as to its exemption from deduction or withholding of any United States federal income taxes. Anything contained in this Section 8.1 to the contrary notwithstanding, Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Notes) to any of the twelve Federal Reserve Lenders organized under Section 4 of the Federal Reserve Act, 12 U.S.C. Section 341. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

                (i)   Assignment by Borrower. The Borrower shall not assign or transfer any of its rights or obligations under any of the Loan Documents without the prior written consent of each of the Lenders.

          8.2.    Intentionally Omitted.

          8.3.    Set Off and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the continuance of any Event of Default, Lender is hereby authorized by Borrower at any time or from time to time, with reasonably prompt subsequent notice to Borrower (any prior or contemporaneous notice being hereby expressly waived) to set off and to appropriate and to apply any and all (A) balances held by Lender at any of its offices for the account of Borrower or any of its Subsidiaries (regardless of whether such balances are then due to Borrower or its Subsidiaries), and (B) other property at any time held or owing by Lender to or for the credit or for the account of Borrower or any of its Subsidiaries, against and on account of any of the Obligations; except that Lender shall not exercise any such right without the prior written consent of Lender. Notwithstanding anything herein to the contrary, the failure to give notice of any set off and application made by Lender to Borrower shall not affect the validity of such set off and application. Lender exercising a right to set off shall deliver the amount so set off to the Lender for application as set forth in Section 7.4 hereof. Borrower agrees, to the fullest extent permitted by law, that Lender may exercise its right to set off with respect to amounts in excess of its pro rata share of the Obligations and upon doing so shall deliver such amount so set off to the Lender.

          8.4.    Intentionally Omitted.

SECTION 9
[RESERVED]

SECTION 10.
MISCELLANEOUS

          10.1.    Indemnities. Borrower agrees to indemnify, pay, and hold Lender, and its Affiliates, officers, directors, employees, agents, and attorneys (the “Indemnitees”) harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs and expenses (including all reasonable fees and expenses of counsel to such Indemnitees) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Indemnitee as a result of such Indemnitees being a party to this Agreement or the transactions consummated pursuant to this Agreement or otherwise relating to any of the Loan Documents or Related Transactions; provided, that Borrower shall have no obligation to an Indemnitee hereunder with respect to liabilities to the extent resulting from the gross negligence or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower agrees to make the maximum contribution to the payment and satisfaction thereof which is permissible under applicable law.

           10.2.   Amendments and Waivers.

                (a)   Except for actions expressly permitted to be taken by Lender, no amendment, modification, termination or waiver of any provision of this Agreement or any other Loan Document, or any consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Borrower, and by Requisite Lenders, as applicable. Except as set forth in clauses (b) and (c) below, all such amendments, modifications, terminations or waivers requiring the consent of Lender shall require the written consent of Requisite Lenders.

                (b)   No amendment, modification, termination or waiver of or consent with respect to any provision of this Agreement that waives compliance with the conditions precedent set forth in Section 2.2 to the making of any Loan shall be effective unless the same shall be in writing and signed by Lender, Requisite Lenders and Borrower. Notwithstanding anything contained in this Agreement to the contrary, no waiver or consent with respect to any Default or any Event of Default shall be effective for purposes of the conditions precedent to the making of Loan set forth in Section 2.2 unless the same shall be in writing and signed by Lender, Requisite Lenders and Borrower.

                (c)   No amendment, modification, termination or waiver shall, unless in writing and signed by Lender: (i) increase the principal amount, or postpone or extend the scheduled date of expiration, of Lender’s Commitment; (ii) reduce the principal of, rate of interest on (other than any determination or waiver to charge or not charge interest at the Default Rate) or Fees payable with respect to any Loan; (iii) extend any scheduled payment date or final maturity date of the principal amount of any Loan of Lender; (iv) waive, forgive, defer, extend or postpone any payment of interest or Fees as to Lender; (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loan that shall be required for Lender to take any action hereunder; and (vi) [reserved]; (viii) amend or waive this Section 10.2, Section 1.5, or the definitions of the term “Requisite Lenders” insofar as such definitions affect the substance of this Section 10.2. Furthermore, no amendment, modification, termination or waiver affecting the rights or duties of Lender under this Agreement or any other Loan Document shall be effective unless in writing and signed by Lender. Each amendment, modification, termination or waiver shall be effective only in the specific imstance and for the specific purpose for which it was given. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

          10.3.    Notices.

                (a)   Addresses. All notices, demands, requests, directions and other communications required or expressly authorized to be made by this Agreement shall, whether or not specified to be in writing but unless otherwise expressly specified to be given by any other means, be given in writing and mailed, telecopied or delivered to any party hereto addressed to the respective party as set forth below and otherwise to the party to be notified at its address specified opposite its name on the signature page of any applicable Assignment and Acceptance.

           Notices shall be addressed as follows:

If to Borrower:	First Look Entertainment c/o First Look Studios, Inc. 8000 Sunset Boulevard Suite B310 Los Angeles, California 90046 Attn: William F. Lischak Fax: (323) 337-1061

With a copy to:	Stroock & Stroock & Lavan LLP 2029 Century Park East Los Angeles, California 90067 Attn: Schuyler M. Moore, Esq. Fax: (310) 556-5959

If to Lender:	First Look Studios, Inc. 8000 Sunset Boulevard Suite B310 Los Angeles, California 90046 Attn: William F. Lischak Fax: (323) 337-1061

With a copy to:	Stroock & Stroock & Lavan LLP 2029 Century Park East Los Angeles, California 90067 Attn: Schuyler M. Moore, Esq. Fax: (310) 556-5959

                (b)   Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement shall be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, one Business Day after delivery to such courier service, (iii) if delivered by mail, when deposited in the mails and, (iv) if delivered by facsimile, upon sender’s receipt of confirmation of proper transmission; provided, however, that no communications to the Lender pursuant to Section 2 or Section 8 shall be effective until received by the Lender.

          10.4.    Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of Lender to exercise, nor any partial exercise of, any power, right or privilege hereunder or under any other Loan Documents shall impair such power, right, or privilege or be construed to be a waiver of any Default or Event of Default. All rights and remedies existing hereunder or under any other Loan Document are cumulative to and not exclusive of any rights or remedies otherwise available.

          10.5.    Marshaling; Payments Set Aside. The Lender shall not be under any obligation to marshal any assets in payment of any or all of the Obligations. To the extent that Borrower makes payment(s) or Lender exercises its right of set-off, and such payment(s) or the proceeds of such set-off is subsequently invalidated, declared to be fraudulent or preferential, set aside, or required to be repaid by anyone (whether as a result of any demand, litigation, settlement or otherwise), then to the extent of such recovery, the Obligations or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or set-off had not occurred.

          10.6.    Severabilitv. The invalidity, illegality, or unenforceability in any jurisdiction of any provision under the Loan Documents shall not affect or impair the remaining provisions in the Loan Documents.

          10.7.    Intentionally Omitted.

          10.8.    Headings. Section and subsection headings are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purposes or be given substantive effect.

          10.9.    Applicable Law. THIS AGREEMENT AND EACH OF THE OTHER LOAN DOCUMENTS WHICH DOES NOT EXPRESSLY SET FORTH APPLICABLE LAW SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

          10.10.    Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns except that Borrower may not assign its rights or obligations hereunder without the written consent of Lender and any such purported assignment without such written consent shall be void.

          10.11.    No Fiduciary Relationship; Limited Liability. No provision in the Loan Documents and no course of dealing between the parties shall be deemed to create any fiduciary duty owing to Borrower by Lender. Borrower agrees that Lender shall not have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless and to the extent that it is determined that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought as determined by a final non-appealable order by a court of competent jurisdiction. Lender shall not have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

          10.12.    Construction. Lender and Borrower acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by Lender and Borrower.

          10.13.    Confidentiality. Until the Termination Date, Lender agrees to exercise its best efforts to keep confidential any non-public information delivered pursuant to the Loan Documents and identified as such by Borrower and not to disclose such information to Persons other than to potential assignees or participants to any Affiliate of, or Persons employed by or engaged, by Lender, or any of its Affiliates, or Lender’s assignees or participants including attorneys, auditors, professional consultants, rating agencies, insurance industry associations and portfolio management services. The confidentiality provisions contained in this Section 10.13 shall not apply to disclosures (i) required to be made by Lender to any regulatory or governmental agency or pursuant to law, rule, regulations or legal process or (ii) consisting of general portfolio information that does not specifically identify Borrower. Lender may provide to industry trade organizations information with respect to the Credit Facility that is necessary and customary for inclusion in league table measurements. The obligations of Lender under this Section 10.13 shall supersede and replace the obligations of Lender under any confidentiality agreement in respect of this financing executed and delivered by Lender prior to the date hereof. Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the federal tax structure or federal tax treatment of the transactions contemplated by this Agreement, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the federal tax structure and federal tax treatment of the transactions contemplated by this Agreement. The preceding sentence is intended to cause the transaction contemplated by this Agreement to be treated as not having been offered under conditions of confidentiality for purposes of Section 1.6011-4(b)(3) (or any successor provision) of the Treasury Regulations promulgated under Section 6011 of the IRC, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the transaction contemplated by this Agreement or any federal tax matter or federal tax idea related to the transaction contemplated by this Agreement.

          10.14.    CONSENT TO JURISDICTION. BORROWER HEREBY CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN NEW YORK COUNTY, STATE OF NEW YORK AND IRREVOCABLY AGREE THAT, SUBJECT TO LENDER’S ELECTION, ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE LITIGATED IN SUCH COURTS. BORROWER EXPRESSLY SUBMITS AND CONSENTS TO THE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS. BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND AGREES THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE UPON BORROWER BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, ADDRESSED TO BORROWER, AT THE ADDRESS SET FORTH IN THIS AGREEMENT AND SERVICE SO MADE SHALL BE COMPLETE TEN (10) DAYS AFTER THE SAME HAS BEEN POSTED.

           10.15.   WAIVER OF JURY TRIAL. BORROWER AND LENDER HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. BORROWER AND LENDER ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. BORROWER AND LENDER WARRANT AND REPRESENT THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

          10.16.    Survival of Warranties and Certain Agreements. All agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement, the making of the Loan, and the execution and delivery of the Notes, if any. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of Borrower for indemnification shall survive the repayment of the Obligations and the termination of this Agreement.

          10.17.    Entire Agreement. This Agreement, the Notes, if any, and the other Loan Documents embody the entire agreement among the parties hereto and supersede all prior commitments, agreements, representations, and understandings, whether oral or written, relating to the subject matter hereof, and may not be contradicted or varied by evidence of prior, contemporaneous, or subsequent oral agreements or discussions of the parties hereto. All Exhibits, and Annexes referred to herein are incorporated in this Agreement by reference and constitute a part of this Agreement.

          10.18.    Counterparts; Effectiveness. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one in the same instrument. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto. Delivery of an executed counterpart of this Agreement by telecopier shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telecopier also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

           Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

FIRST LOOK ENTERTAINMENT, As Borrower By: Name: Its:

FIRST LOOK STUDIOS, INC., As Lender By: Its Duly Authorized Signatory

ANNEX A
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BRIDGE LOAN CREDIT AGREEMENT

DEFINITIONS

           Capitalized terms used in the Loan Documents shall have (unless otherwise provided elsewhere in the Loan Documents) the following respective meanings and all references to Sections, Exhibits, or Annexes in the following definitions shall refer to Sections, Exhibits, or Annexes of or to the Agreement:

           Acquisition means the acquisition of all or substantially all of the assets and interests of Ventura Distribution, Inc. by Borrower, either directly or indirectly through FLE, pursuant to the terms of the Acquisition Transaction.

           Acquisition Agreement means that certain Asset Purchase Agreement, dated as of March 20, 2006, among FLE, as purchaser, Steven M. Spector, as seller, solely in his capacity as the assignee for the benefit of the creditors of the Debtors, and the Debtors, together with all Schedules and Exhibits attached thereto.

           Acquisition Transaction means that certain asset purchase and sale transaction provided for under the Acquisition Agreement.

           Affiliate means, with respect to any Person, (a) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, 10% or more of the Stock having ordinary voting power in the election of directors of such Person, (b) each Person that controls, is controlled by or is under common control with such Person, and (c) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

           Agent means Prentice in its capacity as Agent for Lenders or a successor agent.

           Agreement means this Bridge Loan Credit Agreement (including all annexes and exhibits hereto).

           Amended and Restated Warrant means, subject to the satisfaction of the conditions set forth in Section 2.1(g), a certain amended and restated warrant issued in favor of Prentice allowing it to purchase 4,000,000 shares of common stock of Borrower at a per share exercise price of $0.70, which warrant shall be exercisable for a term of five (5) years from the Closing Date, which warrant shall be deemed to amend, restate and supercede the Warrant upon its issuance.

           Arrangement Fee has the meaning ascribed to it in Section 1.3(a).

           Assignment and Acceptance has the meaning ascribed to it in Section 8.1(a).

           Bankruptcy Code means the provisions of Title 11 of the United States Code, 11 U.S.C. §§ 101 et seq. or other applicable bankruptcy, insolvency or similar laws.

           Borrower has the meaning ascribed to it in the Preamble to the Agreement.

           Business Day means any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of New York.

           Certificate of Exemption has the meaning ascribed to it in Section 1.11(c).

           Charges means all federal, state, county, city, municipal, local, foreign or other governmental taxes (including premiums and other amounts owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Obligations, (b) the employees, payroll, income or gross receipts of Borrower, (c) Borrower’s ownership or use of any properties or other assets, or (d) any other aspect of Borrower’s business.

           Closing Date means March 20, 2006.

           Commitment means (a) as to any Lender, the commitment of such Lender to make its pro rata share of the Loans (as set forth on Annex B) in the maximum aggregate amount set forth in Section 1.1 (a) or in the most recent Assignment Agreement, if any, executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make the Loans. Commitment with respect to each Loan shall reduce automatically by the amount prepaid or repaid in respect of such Loan (but solely by the amount of such prepayment or repayment allocable to a Lender, for purposes of clause (a) of this definition).

           Commitment Percentage means, as to any Lender, such Lender’s Commitment Percentage as set forth Annex B to the Agreement or in the most recent Assignment and Acceptance executed by such Lender.

           Contractual Obligations means, as applied to any Person, any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject including the Related Transactions Documents.

           Debtors means, collectively, Ventura Distribution, Inc., a California corporation, Ventura Releasing, LLC, and Beauty Salon, LLC, each a California limited liability company, and Ventura Entertainment Enterprises, LLC, Ventura Distribution, LLC, Ventura Entertainment, LLC, Ventura Entertainment Productions, LLC, Housewives Comedy Entertainment, LLC, StudioWorks, LLC, and UrbanWorks, LLC, each a Delaware limited liability company.

           Default means any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

           Default Rate has the meaning ascribed to it in Section 1.2(d).

           Disbursement Account has the meaning ascribed to it in Section 1.1(c).

           Dollars or $ means lawful currency of the United States of America.

           Eligible Assignees means any of (i) a commercial bank or finance company organized under the laws of the United States, or any State thereof or the District of Columbia, and having total assets in excess of $1,000,000,000; (ii) any Affiliate or Related Fund of an Agent or Lender; (iii) a savings and loan association or savings bank organized under the laws of the United States, or any State thereof or the District of Columbia, and having a net worth of at least $100,000,000, calculated in accordance with GAAP; (iv) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which it is organized or another country which is also a member of the OECD; (v) the central bank of any country which is a member of the OECD; and (vi) if, but only if, any Event of Default has occurred and is continuing, any other bank, insurance company, commercial finance company or other financial institution or other Person approved by the Agent, such approval not to be unreasonably withheld.

           Event of Default has the meaning ascribed to it in Section 7.1.

           Excluded Tax has the meaning ascribed to it in Section 1.11(a).

          Fees means any and all fees payable to Agent or any Lender pursuant to the Agreement or any of the other Loan Documents, including, without limitation, the Arrangement Fee payable pursuant to Section 1.3.

           Financial Statements means the consolidated and consolidating income statements, statements of cash flows and balance sheets of Borrower and its Subsidiaries in a form reasonably satisfactory to the Lenders.

          FLE means First Look Entertainment, a California corporation.

           Foreign Lender has the meaning ascribed to it in Section 1.11(c).

           GAAP means generally accepted accounting principles in the United States of America, consistently applied.

           Governmental Authority means any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

           Guarantors means, collectively, First Look Artists, Inc., a California corporation, and First Look Entertainment, a California corporation.

           Guaranty Agreement has the meaning ascribed to it in Section 2.1 (f).

           Guarantor Security Agreement has the meaning ascribed to it in Section 2.1(f).

           Indemnitees has the meaning ascribed to it in Section 10.1.

           Investment means (i) any direct or indirect purchase or other acquisition by Borrower or any of its Subsidiaries of any Stock, or other ownership interest in, any other Person, and (ii) any direct or indirect loan, advance or capital contribution by Borrower or any of its Subsidiaries to any other Person, including all indebtedness and accounts receivable due from that other Person that are not current assets and did not arise from sales to that other Person in the ordinary course of business.

          IRC means the Internal Revenue Code of 1986, as amended, and all regulations promulgated thereunder.

           Lender or Lenders means PFLM LLC, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall assign all or any portion of the Obligations, such term shall include any assignee of such Lender who has been assigned the Loans in accordance with Section 8.1(a) of this Agreement.

           Litigation means the institution of any action, charge, claim, demand, suit, proceeding, petition, governmental investigation, tax audit or arbitration now pending or, to the best knowledge of Borrower and its Subsidiaries after due inquiry, threatened against or affecting Borrower or any of its Subsidiaries or any property of Borrower or any of its Subsidiaries.

           Loan or Loans has the meaning ascribed to it in Section 1.1(a).

           Loan Account has the meaning ascribed to it in Section 1.8.

           Loan Documents means the Agreement, the Notes (if any) and all other agreements, instruments, documents and certificates executed and delivered to, or in favor of, Agent or any Lenders (upon the closing of the Loans hereunder) and including all other security interests, pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of Borrower, or any employee of Borrower, and delivered to Agent or any Lender in connection with the Agreement or the transactions contemplated thereby. Any reference in the Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to the Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

           Management Executives has the meaning ascribed to it in Section 2.1(d).

           Material Adverse Effect means a material adverse effect on (a) the business, assets, operations, prospects or financial or other condition of Borrower and its Subsidiaries taken as a whole, (b) Borrower’s ability to pay any of the Loans or any of the other Obligations in accordance with the terms of the Agreement, or (c) Agent’s or any Lender’s rights and remedies under the Agreement and the other Loan Documents. Without limiting the generality of the foregoing, any event or occurrence adverse to the Borrower or its Subsidiaries which results or could reasonably be expected to result in costs and/or liabilities in excess of $500,000 shall constitute a Material Adverse Effect.

           Maximum Lawful Rate has the meaning ascribed to it in Section 1.2(f).

           Non-Excluded Taxes has the meaning ascribed to it in Section 1.11(a).

          Note or Notes has the meaning ascribed to it in Section 1.1(a).

           Obligations means all loans, advances, debts, liabilities and obligations, for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable), including obligations pursuant to interest rate agreements, owing by Borrower to Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Agreement or any of the other Loan Documents. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against Borrower in bankruptcy, whether or not allowed in such case or proceeding), Fees, charges, expenses, attorneys’ fees and any other sum chargeable to Borrower under the Agreement or any of the other Loan Documents.

           Other Taxes has the meaning ascribed to it in Section 1.11(a).

           Payment Account means the account identified in Section 1.4, and any replacement account thereof designated by the Agent.

           PBGC means the Pension Benefit Guaranty Corporation.

           Person means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

           Prentice has the meaning ascribed to it in the Preamble.

           Register has the meaning ascribed to it in Section 8.1(c).

           Related Fund means with respect to any Lender or Agent which is a fund that invests in loans, any other such fund managed by the same investment advisor as such Lender or Agent or by an Affiliate of such Lender or Agent or such advisor.

           Related Transactions means the initial borrowing under the Loan on the Closing Date, the Acquisition, the payment of all Fees, costs and expenses associated with all of the foregoing and the execution and delivery of all of the Related Transactions Documents.

           Related Transactions Documents means the Loan Documents and the Acquisition Agreement, and all other agreements or instruments executed in connection with the Related Transactions.

           Report has the meaning ascribed to it in Section 8.2(j).

           Requisite Lenders means Lenders having more than 66-2/3% of the Commitments of all Lenders.

           Stock means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934).

           Subsidiary means, with respect to any Person, (a) any corporation of which an aggregate of more than 50% of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of 50% or more of such Stock whether by proxy, agreement, operation of law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% or of which any such Person is a general partner or may exercise the powers of a general partner. Unless the context otherwise requires, each reference to a Subsidiary shall be a reference to a Subsidiary of Borrower.

           Subsequent Financing means a credit facility to be entered into on or after the Closing Date by the Borrower and a third-party lender designated by Borrower (which for these purposes may include D.B. Zwirn or such other third party lender reasonably acceptable to Borrower, subject to Agent’s consent, which consent shall not be unreasonably withheld or delayed) for the purpose of, inter alia, repaying a portion of the Loans and providing working capital to Borrower; provided, however, Lender shall be prepared to subordinate the liens and security interests granted it under and pursuant to this Agreement and the Security Agreement in any Borrower Collateral to any such Subsequent Financing upon the condition that such subordination be (a) incorporated in a form of intercreditor agreement between Lender and the third-party lender providing such Subsequent Financing, and (b) the terms and conditions of such of intercreditor agreement must be reasonably satisfactory to Lender; provided, further, that any such lien subordination shall not include (i) any lien or security interest granted by a Guarantor under a Guaranty Agreement and a Guarantor Security Agreement and (ii) the right to receive the ratable portion of the proceeds of the Ventura Accounts Receivable and Ventura Inventory as provided in Section 1.5(c) hereof.

           Taxes has the meaning ascribed to it in Section 1.11(a).

           Termination Date means the earliest of (a) March 19, 2007 and (b) the date on which (i) the Loans have been indefeasibly repaid in full, (ii) all other Obligations under the Agreement and the other Loan Documents have been completely discharged, (c) a continuing Event of Default by any Borrower as specified hereunder that has not been waived by Agent, or (d) Agent and Lenders have been released by the Borrower of all claims against Agent and Lenders.

           Ventura has the meaning ascribed to it in the Recitals.

           Ventura Accounts Receivable means those certain accounts and accounts receivable acquired by FLE under and pursuant to the Acquisition Agreement.

           Ventura Inventory means that certain “inventory” (as such term is defined in section 9-109(4) of the Uniform Commercial Code), acquired by FLE under and pursuant to the Acquisition Agreement, and in any event, shall include, without limitation, all inventory, merchandise, goods and other personal property now owned or hereafter acquired by FLE under and pursuant to the Acquisition Agreement which are held for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in FLE’s business, or the processing, packaging, delivery or shipping of the same, and all finished goods acquired by FLE under and pursuant to the Acquisition Agreement.

           Ventura Proceeds Sweep has the meaning ascribed to it in Section 1.5(c).

           Ventura Sweep Threshold has the meaning ascribed to it in Section 1.5(c).

           Warrant means a certain warrant issued in favor of Prentice allowing it to purchase 5,000,000 shares of common stock of Borrower at a per share exercise price of $0.75, which warrant shall be exercisable for a term of five (5) years from the Closing Date.

           Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of Borrower, such words are intended to signify that such Borrower has actual knowledge or awareness of a particular fact or circumstance or that such Borrower, if it had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Definitions of agreements and instruments in Annex A shall mean and refer to such agreement and instruments as amended, modified, supplemented, restated, substituted, or replaced from time to time, in accordance with their respective terms and the terms of this Agreement and the other Loan Documents.

ANNEX B
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LOAN AGREEMENT

PRO RATA SHARES AND COMMITMENT AMOUNTS
Loan Equal to $16,500,000 in the Aggregate

Lender	Commitment Amount	Commitment Percentage
First Look Studios, Inc.	$16,449,500	100.0000%
Total:	$16,449,500	100.0000%